UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 30, 2011

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.

 (Exact name of Registrant as specified in charter)

Nevada	002-95836	13-3250816
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

No. 1 Huaihe West Road, E-T-D-Zone,
Dalian, People’s Republic of China    116600

(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: 011 86 411-82595139

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐ Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange   Act   (17CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 2.01.     Completion of Acquisition or Disposition of Assets.

On May 25, 2011, China Industrial Waste Management, Inc. (the “Company”),  filed a Current Report on Form 8-K (the “Original 8-K”) disclosing its entry into an equity transfer agreement (the “Agreement”) to sell the entire 65% equity interest (the “Equity Interest”) owned by  Dalian Dongtai Industrial Waste Treatment Co., Ltd. (“Dalian Dongtai”), the Company’s subsidiary, in Hunan Hanyang Environmental Protection Science & Technology Co., Ltd. (“Hunan Hanyang”), a company established under the laws of the People’s Republic of China, to Hunan Tian Kun Jia He Investment Co., Ltd., a company established under the laws of the People’s Republic of China and an unrelated party of the Company (the “Purchaser”).  The assets represented by the Equity Interest are primarily composed of the Hazardous Waste and Treatment Center of Changsha City (the “Center”) and the franchise right to operate the Center for 25 years. The disclosure in the Original 8-K is incorporated herein by reference in its entirety.

On May 30, 2011, Hunan Hanyang, with the assistance of Dalian Dongtai, filed a registration with the Administration Bureau for Industry and Commerce of Hunan Province evidencing the transfer of the Equity Interest in Hunan Hanyang to the Purchaser. Accordingly, subject to the payment contingencies contained in the Agreement and as disclosed in the Original 8-K, the Company consummated the sale of the Equity Interest as of May 30, 2011.

As the Company disclosed in the Original 8-K, the total purchase price for the Equity Interest is approximately $4.46 million, which is payable by the Purchaser in three (3) installments pursuant to the Agreement.  The Company’s sale of the Equity Interest does not involve a “significant amount of assets” as defined under of Item 2.01 of Form 8-K.  Accordingly, no financial statements are required to be attached to this 8-K as it is not applicable under Item 9.01 of Form 8-K.  However, the Company is voluntarily filing this Current Report on Form 8-K to announce the closing of the transaction previously reported in the Original 8-K.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2011

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.

By:	/s/ Jinqing Dong
Name:Jinqing Dong
Title:Chairman and Chief Executive Officer